Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
09-05

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Kip Rupp / krupp@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600
OFFICERS OF QUANTA SERVICES TO REPORT
THE WITHHOLDING OF SHARES
HOUSTON — March 2, 2009 - Quanta Services, Inc. (NYSE: PWR) announced today that certain of its executive officers will submit Form 4 filings by tomorrow pursuant to Section 16 of the Securities Exchange Act of 1934.
Under Quanta’s 2001 Stock Incentive Plan and 2007 Stock Incentive Plan, certain of its employees, including certain executive officers, previously received restricted stock awards, a portion of which vested on February 28, 2009. These awards for Quanta’s executive officers were previously reported on Form 4 filings. Pursuant to the Plans, employees may elect to satisfy their tax withholding obligations upon vesting by having Quanta make the tax payments and withhold a number of vested shares having a value on the date of vesting equal to the employee’s tax withholding obligation. As a result of employee elections, Quanta withheld shares of stock from certain of its executive officers to satisfy their tax obligations. The Form 4 filings will report as “dispositions” the number of shares withheld by Quanta and will reflect that the dispositions are exempt transactions in accordance with Rule 16b-3 under the Exchange Act.
Quanta Services is a leading specialized contracting services company, delivering infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta provides dark fiber construction and leasing in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
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